Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS STRONG SECOND QUARTER 2022 FINANCIAL RESULTS

Sales Increase 18% to $56.6 Million Compared with $48.2 Million in Fiscal 2021

All Access Pass Subscription and Subscription Services Sales Grow 29% to $32.0 Million,  Education Division Revenues Grow 31%

Sum of Billed and Unbilled Deferred Subscription Revenue Increases 24% to $119.3 Million

Operating Income and Adjusted EBITDA Exceed Expectations, Operating Income Increases to $3.5 Million and Adjusted EBITDA Increases 57% to $8.0 Million

Liquidity and Financial Position Remain Strong, Cash Flows Increase to $23.2 Million and Available Liquidity Increases to $76 Million

Company Increases Earnings Guidance for Fiscal 2022

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates, and on a subscription basis, distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for its second quarter of fiscal 2022, which ended on February 28, 2022.

Introduction

The Company’s strong second quarter performance was highlighted by the following key metrics:

•

The Company’s consolidated sales for the quarter ended February 28, 2022 achieved significant growth over the prior year.  Consolidated sales for the second quarter increased 18% to $56.6 million compared with $48.2 million in fiscal 2021, and $53.7 million in the pre-pandemic second quarter of fiscal 2020.  Rolling four quarter sales through February 28, 2022 increased 34% to $245.5 million.  The Company’s sales increased during the second quarter of fiscal 2022 primarily due to strong subscription and subscription services sales, including the following:

o	All Access Pass subscription and subscription services sales grew 29% to $32.0 million in the second quarter compared with the prior year.

o

Education Division revenues grew 31% on the strength of increased consulting, coaching, and training days delivered during the quarter, increased recognition of previously deferred revenue related to Leader in Me subscriptions, and increased training and classroom material sales.

o	The sum of billed and unbilled deferred revenue at February 28, 2022 grew 24% to $119.3 million, compared with February 28, 2021.
•

On the strength of increased sales and continued strong gross margins, gross profit for the second quarter of fiscal 2022 increased 18% to $44.1 million compared with $37.3 million in 2021, and $38.7 million in the pre-pandemic second quarter of fiscal 2020.

•	Operating income increased $2.7 million to $3.5 million in the second quarter compared with $0.8 million in fiscal 2021 and a $(0.4) million loss in the second quarter of fiscal 2020.
•

Adjusted EBITDA increased 57% to $8.0 million in the second quarter of fiscal 2022 compared with $5.1 million in fiscal 2021, and $4.1 million in fiscal 2020.  Rolling four-quarter Adjusted EBITDA increased 163% to $37.1 million compared with $14.1 million for the corresponding period in fiscal 2021.

•	Cash flows from operating activities for the two quarters ended February 28, 2022 remained strong and increased to $23.2 million compared with $21.9 million in the prior year.
•	With $61.1 million of cash and $15 million available on its revolving line of credit, the Company’s liquidity totaled more than $76 million at February 28, 2022.

Paul Walker, President and Chief Executive Officer, commented, “We are very pleased with our strong second quarter and year-to-date results.  Revenue in the second quarter increased 18%, or $8.4 million, to $56.6 million, and sales for the two quarters ended February 28, 2022 grew 22% or $21.4 million, to $117.9 million compared with $96.5 million in fiscal 2021.  Equally strong, our Adjusted EBITDA for the second quarter increased 57% to $8.0 million compared with $5.1 million in the second quarter of fiscal 2021.  Adjusted EBITDA for the first two quarters of fiscal 2022 increased 103%, or $9.1 million, to $18.0 million compared with $8.8 million in the first half of fiscal 2021.  These strong operating results produced improved cash flows and liquidity as our cash balances totaled $61.1 million with no draws on our $15 million line of credit at February 28, 2022.  Our cash flows from operating activities remained strong and increased to $23.2 million for the first half of fiscal 2022 compared with $21.9 million in the prior year.”

Walker continued, “By combining our subscription-based approach with our historical strengths of having best-in-class content, deliverable across a wide range of delivery modalities, with best-in-class services, and the ability to deliver on key performance-improvement metrics, we believe that we can become a unique competitor within our industry.  We believe our approach develops unusually high levels of client loyalty and commitment as we work with our clients to solve their most important issues; and as a result, create a powerful flywheel of factors that generates extremely strong and accelerating financial results.  We expect this flywheel to include: 1) strong growth in subscription and subscription services, which also increases company-wide sales; 2) large amounts of recurring revenue, which establishes high levels of revenue predictability and visibility; and 3) a compelling business model that generates significant revenue and flow through to Adjusted EBITDA.  We expect these factors will drive continued growth in revenues, Adjusted EBITDA, and cash flows through the remainder of fiscal 2022 and in future periods.”

Financial Overview

The following is a summary of financial results for the second quarter of fiscal 2022:

•

Net Sales:  Consolidated sales for the quarter ending February 28, 2022 increased 18% to $56.6 million, compared with $48.2 million in the second quarter of fiscal 2021.  The Company was pleased with the continued strength of the All Access Pass and Leader in Me subscription-based services and believes its electronic delivery capabilities (including the delivery of subscription services live-online) of these offerings have allowed its business performance to remain strong even during the ongoing pandemic.  For the second quarter of fiscal 2021, Enterprise Division sales grew 16%, or $5.9 million, to $44.1 million compared with $38.2 million in the prior year.  AAP subscription and subscription services sales increased 29% to $32.0 million, and annual revenue retention remained strong at greater than 90%.  The U.S./Canada direct offices invoiced the highest amount of sales during the second quarter of fiscal 2022 in its history.  These sales, most of which are initially deferred and recorded on the Company’s balance sheet, provide a solid base for growth in future periods.  Sales increased in each of the Company’s foreign direct offices, except China, and improved 11% for the combined offices compared with the second quarter of fiscal 2021.  International licensee revenues continue to improve and increased 7% compared with the prior year, despite the resurgence of COVID-19 and new lockdowns, especially in Asia.  Education Division sales grew 31%, or $2.6 million, to $11.1 million compared with $8.5 million in the second quarter of fiscal 2021.  Education Division sales grew on the strength of increased consulting, coaching, and training days delivered during the quarter, increased recognition of previously deferred revenue related to Leader in Me subscriptions, and increased training and classroom material sales.  During the second quarter of fiscal 2022, sales increased in each of the Company’s operating segments compared with the second quarter of fiscal 2021.

•

Deferred Subscription Revenue and Unbilled Deferred Revenue:  At February 28, 2022, the Company had $119.3 million of billed and unbilled deferred subscription revenue, a 24%, or $23.4 million increase over the balance at February 28, 2021.  This total includes $70.4 million of deferred subscription revenue which was on its balance sheet, a 20%, or $11.8 million increase compared with deferred subscription revenue at February 28, 2021.  At February 28, 2022, the Company had $49.0 million of unbilled deferred revenue, a 31%, or $11.5 million increase compared with $37.4 million of unbilled deferred revenue at February 28, 2021.  Unbilled deferred revenue represents business (typically multi-year contracts) that is contracted but unbilled, and excluded from the Company’s balance sheet.

•

Gross profit:  Gross profit increased to $44.1 million in the second quarter compared with $37.3 million in the prior year.  The Company’s gross margin for the quarter ended February 28, 2022 remained strong and increased to 77.9 percent of sales compared with 77.5 percent in the prior year, reflecting the continued increase in subscription revenues in the mix of overall sales and the impact of increased sales on fixed cost of sale elements such as salaried Education Division coaches and capitalized curriculum amortization expense.  Gross profit increased due to improved sales as described above.

•

Operating Expenses:  The Company’s operating expenses for the quarter ended February 28, 2022 increased $4.1 million compared with the second quarter of fiscal 2021, which was primarily due to a $4.4 million increase in selling, general, and administrative (SG&A) expenses.  Despite the increase in SG&A expenses, as a percent of sales, SG&A expenses decreased to 67.2 percent in fiscal 2022 compared with 69.8 percent in the prior year.  The Company’s SG&A expenses increased primarily due to increased associate costs resulting from new sales and sales related headcount, the acquisition of Strive in the third quarter of fiscal 2021, and increased salaries; increased commissions on higher sales; increased content development expense; and increased stock-based compensation expense.

•

Operating Income:  As a result of increased sales and continued strong gross margin, the Company’s income from operations for the second quarter improved 317%, or $2.7 million, to $3.5 million compared with $0.8 million in the second quarter of fiscal 2021.

•	Income Taxes: The Company’s income tax provision for the second quarter of fiscal 2022 was $1.2 million, for an effective income tax rate of approximately 40%, compared with an effective income 3 tax expense rate of approximately 114% in the second quarter of the prior year.  The unusual income tax expense rate for the second quarter of fiscal 2021 was primarily attributable to an increase in the valuation allowance against certain deferred income tax assets, which was partially offset by the benefit resulting from the exercise of executive stock options.  The effective rate for the second quarter of the prior year was also amplified by the tax on all permanent book/tax differences divided by the small amount of pre-tax income for the quarter.

•

Net Income:  As a result of the factors described above, the Company’s second quarter net income improved to $1.9 million, or $0.13 per diluted share, compared with a loss of $(46,000), or $(0.00) per share, in the prior year.

•

Adjusted EBITDA:  Adjusted EBITDA for the second quarter of fiscal 2022 improved 57%, or $2.9 million, to $8.0 million compared with $5.1 million in the second quarter of the prior year, reflecting increased sales and strong gross margin.

•

Cash Flows, Liquidity, and Financial Position Remain Strong:  The Company’s balance sheet and liquidity position remained strong with $61.1 million of cash at February 28, 2022, and no borrowings on its $15.0 million line of credit, compared with $47.4 million of cash with no borrowings on its line of credit at August 31, 2021.  Cash flows from operating activities for the first two quarters of fiscal 2022 remained strong and increased to $23.2 million, compared with $21.9 million in the first half of fiscal 2021.

Fiscal 2022 Year-to-Date Financial Results

Consolidated revenue for the first half of fiscal 2022 increased 22%, or $21.4 million, to $117.9 million compared with $96.5 million for the first two quarters of fiscal 2021.  Increased sales for the first half of fiscal 2022 were primarily due to continued strong sales of its subscription and subscription-related services, including the All Access Pass in the Enterprise Division and the Leader in Me membership in the Education Division.  Enterprise Division sales for the first two quarters of fiscal 2022 increased 19%, or $14.7 million, to $92.2 million compared with $77.5 million in the first two quarters of the prior year.  AAP subscription and subscription services sales increased 28% to $65.2 million, and annual revenue retention remained strong at greater than 90%.  The U.S./Canada direct offices invoiced the highest amount of sales during the second quarter of fiscal 2022 in its history.  These sales, most of which are initially deferred and recorded on the balance sheet, provide a solid base for growth in future periods.  For the two quarters ended February 28, 2022, sales increased in each of the Company’s foreign direct offices, except China, and improved 19% for the combined offices compared with the first half of fiscal 2021.  International licensee revenues continue to improve and increased 11% compared with the prior year.  Education Division sales grew 42%, or $6.8 million, to $22.8 million compared with $16.0 million in the first two quarters of fiscal 2021.  Education Division sales grew primarily due to increased consulting, coaching, and training days delivered during the year, increased recognition of previously deferred revenue related to Leader in Me subscriptions, and increased training and classroom material sales.  Gross profit for the first two quarters of fiscal 2022 increased 24%, or $18.0 million, to $91.7 million compared with $73.7 million in the first half of fiscal 2021.  Gross margin for the first half of fiscal 2022 improved 141 basis points to 77.8% of sales compared with 76.4% in the first half of fiscal 2021, reflecting increased subscription services revenues in the overall mix of sales, increased licensee royalties, and the impact of increased sales on fixed cost of sale elements such as salaried Education Division coaches and capitalized curriculum amortization expense.

Operating expenses during the first two quarters of fiscal 2022 increased $9.6 million compared with the first half of fiscal 2021, primarily due to increased SG&A expenses.  Increased SG&A expense was primarily due to increased associate costs resulting from new sales and sales related headcount, the acquisition of Strive in the third quarter of fiscal 2021, and increased salaries; increased commissions on higher sales; increased content development expense; and increased stock-based compensation expense.  The Company’s income from operations through February 28, 2022 improved significantly to $9.1 million compared with $0.7 million in the first half of fiscal 2021.  Adjusted EBITDA for the first half of fiscal 2022 increased 103%, or $9.1 million, to $18.0 million, compared with $8.8 million in the first two quarters of fiscal 2021.  As a result of the above factors, the Company’s net income for the first two quarters of fiscal 2022 increased $6.6 million to $5.7 million, or $0.40 per diluted share, compared with a net loss of $(0.9) million, or $(0.07) per share, for the first two quarters of fiscal 2021.

Fiscal 2022 Outlook

Based on the Company’s strong performance in the first and second quarters of fiscal 2022, and anticipated results for the remainder of the current fiscal year, the Company is pleased to increase its guidance for fiscal 2022 and now expects Adjusted EBITDA to total between $38.0 million and $39.0 million.  The middle of this range reflects 37.5% growth in Adjusted EBITDA compared with the $28.0 million achieved in fiscal 2021.  The Company remains confident the strength of the All Access Pass and Leader in Me membership subscriptions, which have driven Franklin Covey’s growth trajectory across recent years, and which have remained strong during the pandemic, will drive continued growth in the second half of fiscal 2022 and subsequent years.  However, the Company’s growth trajectory in the third and fourth quarters is expected to be impacted by comparisons to prior year periods which were less impacted by the COVID-19 pandemic, and by planned investments in the second half of fiscal 2022 for long-term growth.  These investments include the costs associated with: 1) hiring new client partners to position the Company for sales growth in future periods; 2) additional investments in content and delivery platform development; and 3) other growth investments, including sales support personnel.

The first and second quarters of fiscal 2021 included the early stages of the COVID-19 pandemic in the United States, Canada, and many other countries throughout the world, which had a significantly adverse impact on the Company’s financial results during those quarters.  Comparisons of the first and second quarters of fiscal 2022 with the same quarters of fiscal 2021 reflect those conditions and the strengthening of Company operations over the course of the pandemic, which has produced large variances in the current period analyses.  As recovery from the COVID-19 pandemic progressed through prior-year periods in the third and fourth quarters of fiscal 2021, the Company does not expect the large variances to prior year results to continue in the remainder of fiscal 2022.

Earnings Conference Call

On Wednesday, March 30, 2022, at 5:00 p.m. Eastern (3:00 p.m. Mountain) Franklin Covey will host a conference call to review its financial results for the second quarter of fiscal 2022.  Interested persons may participate by dialing 800-708-4540 (International participants may dial 847-619-6397), access code: 50246862.  Alternatively, a webcast will be accessible at the following Web site: https://edge.media-server.com/mmc/p/m6b2dz4g.  A replay of the webcast will remain accessible through April 13, 2022 on the Investor Relations area of the Company’s Web site.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the severity and duration of global business disruptions from the COVID-19 outbreak; the ability of the Company to operate effectively during and in the aftermath of the COVID-19 pandemic; impacts from global economic and supply chain disruptions resulting from international conflicts; expectations regarding the economic recovery from the pandemic; renewals of subscription contracts; the impact of deferred revenues on future financial results; market acceptance of new products or services, including new AAP portal upgrades; inflation; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concept of adjusted earnings before interest, income taxes, depreciation, and amortization (Adjusted EBITDA) which is a non-GAAP measure.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest expense, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached table for the reconciliation of a non-GAAP financial measure, Adjusted EBITDA, to consolidated net income (loss), a related GAAP financial measure.

The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to obtain and dependent on future events which may be uncertain, or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings, such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global public company, specializing in organizational performance improvement.  We help organizations achieve results that require lasting changes in human behavior.  Our world-class solutions enable greatness in individuals, teams, and organizations and are accessible through the FranklinCovey All Access Pass®.  These solutions are available across multiple delivery modalities, including online presentations, in 21 languages.  Clients have included organizations in the Fortune 100,  Fortune 500, thousands of small and mid-sized businesses, numerous government entities, and educational institutions.  FranklinCovey has directly owned and licensee partner offices providing professional services in more than 160 countries and territories.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Statements of Operations
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Two Quarters Ended
	February 28,	February 28,	February 28,	February 28,
	2022	2021	2022	2021

Net sales	$56,599	$48,162	$117,859	$96,486
Cost of sales	12,485	10,822	26,146	22,760
Gross profit	44,114	37,340	91,713	73,726

Selling, general, and administrative	38,061	33,623	77,405	67,306
Depreciation	1,190	1,740	2,470	3,481
Amortization	1,346	1,133	2,776	2,265
Income from operations	3,517	844	9,062	674
Interest expense, net	(411)	(524)	(842)	(1,068)
Income (loss) before income taxes	3,106	320	8,220	(394)
Income tax provision	(1,228)	(366)	(2,530)	(544)
Net income (loss)	$1,878	$(46)	$5,690	$(938)

Net income (loss) per common share:
Basic and diluted	$0.13	$(0.00)	$0.40	$(0.07)

Weighted average common shares:
Basic	14,312	14,082	14,279	14,029
Diluted	14,333	14,082	14,323	14,029

Other data:
Adjusted EBITDA(1)	$8,042	$5,123	$17,974	$8,839

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to a GAAP measure, refer to the Reconciliation of Net Income (Loss) to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	February 28,	February 28,	February 28,	February 28,
	2022	2021	2022	2021
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$1,878	$(46)	$5,690	$(938)
Adjustments:
Interest expense, net	411	524	842	1,068
Income tax provision	1,228	366	2,530	544
Amortization	1,346	1,133	2,776	2,265
Depreciation	1,190	1,740	2,470	3,481
Stock-based compensation	1,969	1,599	3,618	2,757
Increase (decrease) in the fair value of contingent
consideration liabilities	20	(16)	48	46
Government COVID assistance	-	(27)	-	(234)
Gain from insurance settlement	-	(150)	-	(150)

Adjusted EBITDA	$8,042	$5,123	$17,974	$8,839

Adjusted EBITDA margin	14.2%	10.6%	15.3%	9.2%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	February 28,	February 28,	February 28,	February 28,
	2022	2021	2022	2021
Sales by Division/Segment:
Enterprise Division:
Direct offices	$41,502	$35,738	$86,621	$72,481
International licensees	2,588	2,429	5,586	5,026
	44,090	38,167	92,207	77,507
Education Division	11,066	8,478	22,763	15,975
Corporate and other	1,443	1,517	2,889	3,004

Consolidated	$56,599	$48,162	$117,859	$96,486

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$33,948	$29,084	$70,150	$58,523
International licensees	2,304	2,100	5,005	4,385
	36,252	31,184	75,155	62,908
Education Division	7,098	5,344	14,959	9,331
Corporate and other	764	812	1,599	1,487

Consolidated	$44,114	$37,340	$91,713	$73,726

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$8,732	$6,131	$18,686	$12,827
International licensees	1,444	1,505	3,115	2,795
	10,176	7,636	21,801	15,622
Education Division	(324)	(858)	(89)	(3,142)
Corporate and other	(1,810)	(1,655)	(3,738)	(3,641)

Consolidated	$8,042	$5,123	$17,974	$8,839

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	February 28,	August 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$61,062	$47,417
Accounts receivable, less allowance for
doubtful accounts of $4,504 and $4,643	47,726	70,680
Inventories	2,472	2,496
Prepaid expenses and other current assets	16,105	16,115
Total current assets	127,365	136,708

Property and equipment, net	10,032	11,525
Intangible assets, net	47,325	50,097
Goodwill	31,220	31,220
Deferred income tax assets	3,658	4,951
Other long-term assets	13,864	15,153
	$233,464	$249,654

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of notes payable	$5,835	$5,835
Current portion of financing obligation	3,040	2,887
Accounts payable	6,644	6,948
Deferred subscription revenue	68,583	74,772
Other deferred revenue	12,349	11,117
Accrued liabilities	23,302	34,980
Total current liabilities	119,753	136,539

Notes payable, less current portion	10,543	12,975
Financing obligation, less current portion	9,598	11,161
Other liabilities	7,067	8,741
Deferred income tax liabilities	375	375
Total liabilities	147,336	169,791

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	215,348	214,888
Retained earnings	69,281	63,591
Accumulated other comprehensive income	533	709
Treasury stock at cost, 12,730 and 12,889 shares	(200,387)	(200,678)
Total shareholders' equity	86,128	79,863
	$233,464	$249,654